EXHIBIT 10.1

SHARE LENDING AGREEMENT

Dated as of November 9, 2006

Between

MEDIS TECHNOLOGIES LTD. (“Lender”),

and

CITIGROUP GLOBAL MARKETS LIMITED (“Borrower”), through CITIGROUP GLOBAL MARKETS INC., as agent for Borrower (“Agent”).

This AGREEMENT sets forth the terms and conditions under which Borrower may borrow from Lender shares of Common Stock. Agent is entering into this Agreement solely in its capacity as Agent for Borrower.

The parties hereto agree as follows:

Section 1  . Certain Definitions. The following capitalized terms shall have the following meanings:

“Business Day” means a day on which regular trading occurs in the principal trading market for the Common Stock.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other Securities Intermediary at which Borrower (or Agent) and Lender maintain accounts.

“Closing Price” on any day means, with respect to the Common Stock (i) if the Common Stock is listed on a U.S. securities exchange registered under the Exchange Act or is included in the OTC Bulletin Board Service (operated by the National Association of Securities Dealers, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Common Stock is then listed or is admitted to trading (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Common Stock is not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Common Stock is listed or admitted to trading on such market), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to the Lender.

“Convertible Shares” means the shares of 7.25% Series A Cumulative Convertible Perpetual Preferred Stock issued by Lender.

“Common Stock” means shares of Common Stock, par value $.01, of Lender, or any other security, assets or other consideration (including cash) into which the Common Stock shall be exchanged or converted as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy).

“Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Termination Date” means the earlier to occur of (i) the first date as of which all of the Convertible Shares have been converted, repaid, repurchased, redeemed or are otherwise no longer outstanding and (ii) November 20, 2011.

“Lender’s Designated Account” means the securities account of the Lender maintained on the books of Citigroup Global Markets Limited, as securities intermediary, and designated “Medis Technologies Limited”(account number LDD81088), established simultaneously with the execution of this Agreement.

“Loaned Shares” means shares of Common Stock transferred to the Borrower in the Loan hereunder until such Loan or portion thereof is terminated and a corresponding number of Loaned Shares is transferred to Lender pursuant to Section 4 hereof; provided that in respect of any such share of Common Stock initially transferred to the Borrower by Lender and subsequently transferred by the Borrower to another transferee, “Loaned Share” means an equivalent number of shares of identical Common Stock. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall be proportionately increased or decreased, as the case may be. If any new or different security (or two or more securities) shall be exchanged for the outstanding shares of Common Stock as the result of any reorganization, merger, consolidation, other business combination, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), such new or different security (or such two or more securities collectively) shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportion for which such exchange was made. For purposes of return of Loaned Shares by the Borrower or purchase or sale of securities pursuant to Section 4 or Section 10, such term shall include securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Maximum Number of Shares” means 1,500,000 shares of Common Stock, subject to the following adjustments:

(a)  If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b)  If, pursuant to a merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), the Common Stock is exchanged for or converted into cash, securities or other property, the Maximum Number of Shares shall, effective upon such exchange, be adjusted by multiplying the Maximum Number of Shares at such time by the number of securities, the amount of cash or the fair market value of any other property exchanged for one share of Common Stock in such event.

(c)  Upon the termination of the Loan pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means a “securities intermediary” as defined by Section 8-102(a)(14) of the UCC.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

Section 2. Loan Of Shares; Transfers of Loaned Shares

(a)  Subject to the terms and conditions of this Agreement, Lender hereby agrees to make available for borrowing by Borrower, on or prior to November 15, 2006, shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b)  Subject to the terms and conditions of this Agreement, Borrower may, by written notice to Lender (a “Borrowing Notice”) seek to initiate a transaction in which Lender will lend Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement ( the “Loan”). Such Loan shall be confirmed by a schedule delivered by the Borrower and receipt listing the Loaned Shares provided by Lender to Borrower (the “Confirmation”). Such Confirmation shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of the Loan to which the Confirmation relates, unless Lender provides a written objection to the Confirmation specifying the reasons for the objection to Borrower within five Business Days after the delivery of the Confirmation to Lender; provided that in no event shall the delivery of the Confirmation or any such objection thereto delay the transfer of Loaned Shares to which a Borrowing Notice relates pursuant to clause (d) below.

(c)  Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow, and may not initiate the Loan hereunder with respect to, any shares of Common Stock to the extent that Borrower determines (in its sole discretion) that the Loan of such shares of Common Stock shall cause Borrower to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Under no circumstances shall Lender be liable to Borrower for any Loan in contravention of this Section 2(c).

(d)  Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of the Loan, which date shall not be earlier than the third Business Day following the receipt by Lender of the Borrowing Notice. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 11 below.

Section 3. Loan Fee. Borrower agrees to pay Lender a single loan fee per Loan (a “Loan Fee”) equal to $0.01 per Loaned Share included in such Loan. The Loan Fee shall be paid by Borrower on or before the time of transfer of the Loaned Shares pursuant to Section 2(d) on a delivery-versus-payment basis through the facilities of the Clearing Organization.

Section 4. Loan Terminations.

(a)  Borrower may terminate all or any portion of the Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender, without any consideration being payable in respect thereof by Lender to Borrower.

(b)  The Loan, or any portion thereof still outstanding, shall terminate on the Facility Termination Date and all Loaned Shares then outstanding, if any, shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the Facility Termination Date.

(c)  If the Loan is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the termination date of such Loan as provided in Section 9.

Section 5. Distributions.

(a)  If at any time when the Loan or portion thereof is outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding Common Stock, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the Loaned Shares in respect of the Loan or portion thereof), within three Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of such dividend or distribution and (ii) the number of Loaned Shares outstanding at such time.

(b)  If at any time when the Loan or any portion thereof is outstanding under this Agreement, Lender makes a distribution in respect of its outstanding Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) to the then holder or holders of such Loaned Shares (a “Non-Cash Distribution”), Borrower shall deliver to Lender (whether or not Borrower is a holder of any or all of the Loaned Shares) in kind, within three Business Days after the date of such Non-Cash Distribution, the property or securities distributed in an amount (the “Delivery Amount”) equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution and (ii) the number of Loaned Shares outstanding at such time; provided that in lieu of such delivery, Borrower may deliver to Lender the market value of the Delivery Amount, as determined by the Agent in accordance with market practice for the property or securities constituting the Non-Cash Distribution.

Section 6. Rights in Respect of Loaned Shares. Subject to the terms of this Agreement, and except as otherwise agreed by Borrower and Lender, Borrower, insofar as it is the record owner of Loaned Shares, shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others.

Section 7. Representations and Warranties.

(a)  Each of Borrower and Lender represent and warrant to the other that:

(i)  it has full power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder;

(ii)  it has taken all necessary action to authorize such execution, delivery and performance;

(iii)  this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; and

(iv)  the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b)  Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that the Loaned Shares and all other outstanding shares of Common Stock of the Company have been duly authorized and, upon the issuance and delivery of the Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, will be duly authorized, validly issued, fully paid nonassessible shares of Common Stock; and the stockholders of Lender have no preemptive rights with respect to the Loaned Shares.

(c)  Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that the outstanding shares of Common Stock are quoted on the NASDAQ National Market (“NASDAQ”) and the Loaned Shares have been approved for quotation on NASDAQ, subject to official notice of issuance.

(d)  The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8. Covenants.

(a)  The parties hereto acknowledge that Borrower has informed Lender that Borrower is a “stockbroker” within the meaning of Section 101(53A) and a “financial participant” within the meaning of Section 101(22A) of Title 11 of the United States Code (the "Bankruptcy Code"). The parties hereto further acknowledge and agree that the Loan hereunder is intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 555 and 561 of the Bankruptcy Code; each and every transfer of funds, securities and other property under this Agreement is intended to be a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code; and the rights given to Lender hereunder upon a Default by Borrower are intended to constitute the “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values or payment amounts and set off mutual debts and claims under or in connection with, a securities contract, as such terms are used in Sections 555, 561 and 362(b)(6) of the Bankruptcy Code.

(b)  Lender shall, no later than five Business Days prior to any repurchase of Common Stock, give Borrower a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Outstanding Borrow Percentage after giving effect to such repurchase would be greater by 0.5% than the Outstanding Borrow Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Outstanding Borrow Percentage as of the date hereof). The “Outstanding Borrow Percentage” as of any day is the fraction (A) the numerator of which is the number of Loaned Shares outstanding on such day and (B) the denominator of which is the number of shares of Common Stock outstanding on such day, including such Loaned Shares.

Section 9. Defaults

(a)  The Loan may, at the option of the Lender by a written notice to Borrower (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in either Section 9(a)(iii) or (iv) below), be terminated (i) immediately on the occurrence of any of the events set forth in Section 9(a)(iii) or (iv) below and (ii) two Business Days following such notice on the occurrence of any of the other events set forth below, (each, a “Default”):

(i)  Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii)  Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii)  the filing by or on behalf of Borrower of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, receivership, compromise, arrangement, insolvency, readjustment of debt, dissolution, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by Borrower for, or consent or acquiescence to, the appointment of a receiver trustee, custodian or similar official of Borrower, or of all or a substantial part of its property; or the making by Borrower of a general assignment for the benefit of creditors; or the admission by Borrower in writing of its inability to pay its debts as they become due;

(iv)  the filing of any involuntary petition against Borrower in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Borrower or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(v)  Borrower fails to provide any indemnity as required by Section 12;

(vi)  Borrower notifies Lender of its inability to or intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

(vii)  any representation made by Borrower in this Agreement or in connection with the Loan hereunder shall be incorrect or untrue in any material respect during the term of the Loan hereunder or Borrower fails to comply in any material respect with any of its covenants under this Agreement.

Section 10. Remedies.

(a)  Notwithstanding anything to the contrary herein, if, (x) upon the termination of the Loan by Lender under Section 9 or (y) Borrower notifies Lender of a termination of all or any portion of the Loan pursuant to Section 4(a), and in either case, at the time of such termination or notice, the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender in accordance with Section 4(c), or 4(a) as applicable, shall (i) be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) require the prior consent of any court, tribunal or governmental authority prior to any such repurchase, (iv) subject Borrower, in the sole reasonable judgment of Borrower, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act), or (v) be commercially impracticable, in the reasonable judgment of Borrower, in the time period required by Section 4(c) (each of (i), (ii), (iii), (iv)

and (v), a “Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon Borrower's obligations under Section 4(c) or 4(a) as applicable shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use its reasonable best efforts to remove or cure the Legal Obstacle as soon as practicable. If Borrower is unable to remove or cure the Legal Obstacle within five Business Days of the termination of the Loan by Lender under Section 9 or notice under Section 4(a), Borrower shall pay to Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), an amount in immediately available funds (the “Replacement Cash”) equal to the product of the Closing Price as of the Business Day immediately preceding the date Borrower makes such payment and the number of Loaned Shares otherwise required to be delivered.

(b)  If Borrower shall fail to deliver Loaned Shares to Lender pursuant to Section 4(c) when due, then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like amount of Loaned Shares (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner; provided that if any Repayment Suspension shall exist and be continuing, Lender may not exercise its right to purchase Replacement Shares unless Borrower shall fail to pay the Replacement Cash to Lender when due in accordance with Section 10 above. To the extent Lender shall exercise such right, Borrower’s obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within one Business Day of notice to Borrower by Lender of the aggregate purchase price of the Replacement Shares. The purchase price of Replacement Shares purchased under this Section 10 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase; provided that Borrower shall not be liable for any broker’s fees and commissions to the extent that an affiliate of Borrower offered to act as broker for purchases of Replacement Shares and Lender elected to use a different broker.

Section 11. Transfers.

(a)  All transfers of Loaned Shares to Borrower or to Lender hereunder shall be made by the crediting by a Clearing Organization of such financial assets to the transferee’s “securities account” (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery of such financial assets to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee in such financial assets under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC) of such financial assets, and (c) to provide the transferee with comparable rights under any corresponding law or regulation of any other applicable jurisdiction.

(b)  All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c)  A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 14 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

Section 12. Indemnities.

(a)  Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (and losses relating to Borrower’s market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) under the Exchange Act, including without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b)  Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c)  In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d)  An Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party.

Section 13. Termination Of Agreement.

(a)  This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower, or (ii) by Lender upon the occurrence of a Default.

(b)  Unless otherwise agreed by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14. Notices.

(a)  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b)  All such notices and other communications shall be directed to the following address:

(i)	If to Borrower or Agent to:

Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013
Telephone: 212-723-7355
Telecopier: 212-723-8328
Attention: Jason Shrednick

(ii)	If to Lender to:

Medis Technologies Ltd.
805 Third Avenue

New York, NY 10022
Telephone: 972-8-918-8610
Telecopier: 972-8-920-0024
Attention: Israel Fisher

(c)  In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 15. Governing Law; Submission To Jurisdiction; Severability.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b)  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c)  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)  To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Share Lending Agreement as of the date and year first above written.

MEDIS TECHNOLOGIES LTD. as Lender	CITIGROUP GLOBAL MARKETS LIMITED as Borrower
By:__________________________ Name: Title:	By:_________________________ Name: Title:

CITIGROUP GLOBAL MARKETS INC. as Agent
By:_________________________ Name: Title: